EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Great Lakes Bancorp, Inc.:

We consent to the incorporation by reference in the registration statement on Form S-8 of Great Lakes Bancorp, Inc. of our report dated March 14, 2006, with respect to the consolidated balance sheets of Great Lakes Bancorp, Inc. and subsidiary as of December 31, 2005 and 2004, and the related consolidated statements of operations, shareholders’ equity, and cash flows for the years then ended, which report appears in the December 31, 2005 annual report on Form 10-KSB of Great Lakes Bancorp, Inc., (file no. 000-50267).

/s/ KPMG LLP

Buffalo, New York

May 30, 2006